Exhibit 99.1

Kraton Polymers LLC Announces 2008 Financial Results

HOUSTON, TX. — March 26, 2009 — Kraton Polymers LLC (Kraton), a leading global producer of engineered polymers, announces financial results for the three and twelve months ended December 31, 2008.

Total operating revenues amounted to $232 million for the three months ended December 31, 2008, a decline of $26 million, or 10%, compared to total operating revenues of $258 million in the three months ended December 31, 2007. For the twelve months ended December 31, 2008, total operating revenues amounted to $1.226 billion, representing an increase of $136 million, or 12%, from $1.090 billion for the twelve months ended December 31, 2007.

Gross profit amounted to $49 million for the three months ended December 31, 2008, an increase of $28 million, or 133%, compared to gross profit of $21 million in the three months ended December 31, 2007. For the twelve months ended December 31, 2008, gross profit amounted to $255 million, representing an increase of $104 million, or 69%, from $151 million for the twelve months ended December 31, 2007. In the fourth quarter of 2008, we recorded a non-cash lower-of-cost-or-market adjustment to our inventory of $8 million which is included in the 2008 gross profit amounts noted above.

Net (loss) of $(7) million for the three months ended December 31, 2008 is an improvement of $29 million compared to the net (loss) of $(36) million in the three months ended December 31, 2007. For the twelve months ended December 31, 2008, net income amounted to $28 million, an increase of $72 million from a net (loss) of $(44) million for the twelve months ended December 31, 2007.

“We are generally pleased with our improved financial performance in 2008, especially in light of the headwinds associated with rising feedstock and energy costs that we faced for most of the year,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Although our fourth quarter results exceeded the comparable 2007 period, Kraton is not insulated from global economic market conditions. In fact, each of Kraton’s end-use markets recorded a decline in sales volume in the fourth quarter as customers aggressively reduced inventories, resulting in an aggregate 36% decline in sales volume compared to the fourth quarter of 2007.”

The demand softness in the fourth quarter of 2008 has continued into 2009. Kraton currently estimates first quarter 2009 sales volume could be approximately 40% below first quarter 2008 sales volume. In addition, the first quarter 2009 results will reflect lower FIFO margins commensurate with selling higher-cost inventory produced when feedstock prices were above our current replacement cost, the negative effect of which could be in the range of $35 to $40 million. Conversely, first quarter 2008 margins were positively affected by more than $5 million uplift commensurate with selling lower cost inventory produced when feedstock prices were below the then current replacement cost.

At December 31, 2008, Kraton had more than $101 million of cash-on-hand and net debt of $474 million, compared to net debt of $490 million at December 31, 2007. In addition to scheduled maturities, Kraton voluntarily reduced term debt by $10 million in the second quarter of 2008.

Last Twelve Months (LTM) Bank EBITDA, a measure used to determine compliance with our debt covenants, of $149 million for the twelve months ended December 31, 2008, represents an increase of $50 million, or 51%, from $99 million at December 31, 2007. With respect to financial covenants, leverage and interest coverage ratios of 3.87x and 4.15x, respectively, were both well within the requirements of 4.95x and 2.50x, respectively.

Mr. Fogarty also noted, “It remains difficult to predict the full impact the current economic downturn will have on global demand for our products. That said, however, after excluding the large negative effect on margins in the first quarter of 2009 and the positive effect on margins in 2008 resulting from the aforementioned FIFO measurements, we currently anticipate that earnings in the first quarter of 2009 will be in-line with the first quarter of 2008 earnings, and we expect to be in full compliance with our debt covenants at the close of the first quarter. In addition, in 2009 we do expect to exceed our $10 million fixed cost reduction target, announced in November, as we continue to aggressively pursue new options to reduce cost, improve productivity and manage cash. We believe these steps will allow us to endure this down trend and become even more competitive in responding to our innovative customers’ demanding needs when an economic recovery takes hold.”

Recent Developments

•

In December 2008 we announced our latest breakthrough technology. MD9150 and MD9200 are Sulfonated block copolymers, which are selectively Sulfonated in the mid block. Sulfonated block copolymers are designed for applications in desalination, electrodeionization, electrodialysis, humidification and dehumidification, breathable protective clothing, battery separators, fuel cell membranes, sensors and actuators, reverse osmosis, medical devices, filtration, gas separation, performance outerwear and apparel, energy recovery and antifouling.

•

Kraton was awarded the 2009 Frost & Sullivan North American Technology Leadership of the Year Award in the field of elastic nonwovens. The award cited Kraton’s intense R&D efforts driving innovation in pioneering the development of styrenic block copolymers, particularly noting MD6705, G1643, and MD6717 grades, which are suitable for a wide variety of applications that demand superior qualities of softness, breathability and elasticity.

•	In March 2009 we purchased and retired $30 million face value of our 8.125% Notes for cash consideration of approximately $11 million, which included accrued interest.

About Kraton

Kraton is a leading global producer of engineered polymers and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants and medical, packaging, automotive, paving, roofing and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil and Japan.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories held by our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

KRATON POLYMERS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

Three Months Ended December 31, 2008 and 2007

	December 31, 2008	December 31, 2007
Operating Revenues
Sales	$223,328	$253,718
Other	8,308	3,997

Total operating revenues	231,636	257,715
Cost of Goods Sold	182,665	236,896

Gross Profit	48,971	20,819

Operating Expenses
Research and development	5,920	6,361
Selling, general, and administrative	27,853	19,812
Depreciation and amortization of identifiable intangibles	12,282	15,500

Total operating expenses	46,055	41,673

Equity in Earnings of Unconsolidated Joint Venture	123	112
Interest Expense, net	8,993	10,953

Loss Before Income Taxes	(5,954)	(31,695)
Income Tax Expense	1,035	4,316

Net Loss	$(6,989)	$(36,011)

KRATON POLYMERS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

Twelve Months Ended December 31, 2008 and 2007

	December 31, 2008	December 31, 2007
Operating Revenues
Sales	$1,171,253	$1,066,044
Other	54,780	23,543

Total operating revenues	1,226,033	1,089,587
Cost of Goods Sold	971,283	938,556

Gross Profit	254,750	151,031

Operating Expenses
Research and development	27,049	24,865
Selling, general, and administrative	101,431	69,020
Depreciation and amortization of identifiable intangibles	53,162	51,917

Total operating expenses	181,642	145,802

Equity in Earnings of Unconsolidated Joint Venture	437	626
Interest Expense, net	36,671	43,460

Income (Loss) Before Income Taxes	36,874	(37,605)
Income Tax Expense	8,440	6,138

Net Income (Loss)	$28,434	$(43,743)

KRATON POLYMERS LLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2008	December 31, 2007
ASSETS

Current Assets
Cash and cash equivalents	$101,396	$48,277
Receivables, net of allowances of $2,512 and $1,542	95,443	140,321
Inventories of products, net	324,193	256,323
Inventories of materials and supplies, net	11,055	12,170
Deferred income taxes	14,778	—
Other current assets	6,769	12,404

Total current assets	553,634	469,495

Property, plant and equipment, less accumulated depreciation of $182,252 and $157,643	372,008	402,270
Identifiable intangible assets, less accumulated amortization of $36,169 and $29,205	67,051	76,356
Investment in unconsolidated joint venture	12,371	10,326
Deferred financing costs	8,184	10,323
Other long-term assets	18,626	16,124

Total Assets	$1,031,874	$984,894

LIABILITIES AND MEMBER’S EQUITY

Current Liabilities
Current portion of long-term debt	$3,343	$3,445
Accounts payable-trade	75,177	102,952
Other payables and accruals	69,349	55,816
Due to related party	25,585	24,505
Deferred income taxes	—	9,827
Insurance note payable	—	494

Total current liabilities	173,454	197,039

Long-term debt, net of current portion	571,728	535,020
Deferred income taxes	34,985	39,443
Long-term liabilities	63,117	30,682

Total Liabilities	843,284	802,184

Commitments and contingencies
Member’s Equity
Common equity	182,767	143,149
Accumulated other comprehensive income	5,823	39,561

Total member’s equity	188,590	182,710

Total Liabilities and Member’s Equity	$1,031,874	$984,894

KRATON POLYMERS LLC

LTM Bank EBITDA

(In thousands)

	3 Mos Ended 12/31/08	12 Mos Ended 12/31/08	3 Mos Ended 09/30/08	12 Mos Ended 09/30/08
Net income (loss)	$(6,989)	$28,434	$34,617	$(588)
Income tax provision	1,035	8,440	4,910	11,721
Interest expense, net	8,993	36,671	7,875	38,631

Depreciation and amortization	12,282	53,162	13,118	56,380

EBITDA (1)	$15,321	126,707	$60,520	106,144

LTM Bank EBITDA adjustments (2)

Sponsor fees and expenses		2,000		2,001
Plant turnaround costs		3,587		3,536
Permitted acquisition costs		2,064		3,000
Severance related restructuring charges		5,895		3,220
Specific cost savings expenses		1,350		6,483
Schedule 1.1 cost		3,000		3,000
Equity Investment (3)		—		9,588
Other non-cash items increasing
Net Income (loss)		4,129		9,065

LTM Bank EBITDA (4)		$148,732		$146,037

(1)

The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, amended as of May 12, 2006.

(3)	On January 14, 2008, we received an equity investment of $10.0 million of which $9.6 million was included in LTM Bank EBITDA as provided under the terms of the senior credit facility.

(4)	LTM Bank EBITDA is defined in the senior credit facility and is used to determine compliance with certain covenants included in the senior credit facility.